Exhibit 10.1

September 6, 2021
Laurie B. Keating,
at the address on file with
Alnylam Pharmaceuticals, Inc.

Dear Laurie:

In connection with your retirement as Executive Vice President, Chief Legal Officer and Secretary of Alnylam Pharmaceuticals, Inc. (the “Company”), this letter agreement (the “Letter Agreement”) sets forth the terms of your retirement and your transition to providing consulting services for the Company. If you agree with the terms described in this Letter Agreement, which include a general release, please sign in the space provided below and return it to me. You must also reaffirm the release and restrictive covenants in this Letter Agreement following your Transition Date as described in Paragraph No. 12(b) (your “Reaffirmation”).

Retirement and Transition

1.Your retirement will become effective and your employment with the Company will terminate as of the close of business on September 10, 2021 (your “Transition Date”). You will be paid, at your current annual salary, for time worked through your Transition Date (and receive your full benefits through such date) and for unused and accrued vacation time (if any) as of your Transition Date, in each case less lawful deductions, and will be reimbursed for any pre-Transition Date expenses submitted and documented to the extent such expenses are reimbursable under the Company’s Travel & Entertainment Expense policy and/or other applicable policy.

2.As of your Transition Date, you will resign automatically from your position as Executive Vice President, Chief Legal Officer and Secretary of the Company and from any other positions as an employee, officer or director of the Company or any direct or indirect subsidiary without any further action by you or the Company, although you further agree to sign any specific resignation letters as may be requested by the Company.

3.After your Transition Date, except as provided in Paragraph No. 5, you will no longer be entitled to receive any benefits paid by or participate in any benefit programs offered by the Company to its employees. You will receive, under separate cover, information concerning your right to continue your health insurance benefits after that date in accordance with COBRA.

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Consulting Services

4.From your Transition Date through the 18-month anniversary of your Transition Date (your “Consulting Period”), under the oversight of the Company, you agree to assist the Company as a consultant with respect to the types of matters that were subject to your purview as a Company employee, as reasonably requested by the Executive Chair of the Company, or his designee, with reasonable advance notice (your “Consulting Services”). You agree to devote so much of your time and effort as is reasonable and adequate to perform your Consulting Services, although your Consulting Services will be limited to ten (10) hours per month during the Consulting Period, unless otherwise mutually agreed. The Company will pay you $500 per hour or portion thereof in the event that it requests your Consulting Services beyond the ten (10) hours per month agreed to here. You agree to comply with all lawful directions and policies of the Company, and applicable professional conduct rules governing attorneys, while performing your Consulting Services. The Company will reimburse you for all pre-approved reasonable and documented out-of-pocket expenses incurred by you in the provision of the Consulting Services.

5.As compensation for your Consulting Services and for your other obligations and promises in this Letter Agreement, including for the general release set forth in Paragraph No. 10, and provided you do not revoke your acceptance of this Letter Agreement or your Reaffirmation, in each case pursuant to Paragraph No. 13, the Company agrees as follows:

a.During the first twelve months of your Consulting Period, the Company will pay you a monthly fee equal to one-twelfth of your current base rate of pay of $545,900 per year, payable on or before the fifteenth day of each month, commencing in October 2021.

b.Notwithstanding your retirement prior to the conclusion of fiscal year 2021, the Company will pay you a pro rata annual bonus at the time 2021 bonuses under the Company’s Annual Incentive Program are paid to then-existing executive officers of the Company, which will be prior to March 15, 2022. Your annual bonus for 2021 will be determined by the People, Culture and Compensation Committee of the Company’s Board of Directors (“Compensation Committee”) based on actual performance for 2021 and then multiplied by the number of days in the year up to and including your Transition Date and divided by 365.

c.The Company will pay you the amount it would have contributed toward the cost of your health coverage premium for twelve months as if you were actively employed. Payment will be made in a lump sum within ten (10) business days following the effectiveness of your Reaffirmation. You acknowledge that if you properly elect COBRA, you will be required to pay the full amount of any COBRA premium directly to the Company’s COBRA administrator.

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d.Treatment of Equity Awards

i.You will not be entitled to receive any additional equity awards after your Transition Date.

ii.Notwithstanding your resignation as an employee (which shall be considered a termination without “Cause” for purposes of your equity awards), your previously issued equity awards (including but not limited to stock options and PSUs) will continue to vest during your Consulting Period, and your outstanding vested stock options will remain exercisable during, and for three months following, your Consulting Period, in each case as provided herein and in the terms of the respective Company stock incentive plan and award agreement pursuant to which such equity awards were granted.

iii.In addition, any outstanding, vested and unexercised stock options you hold on its expiration date shall be exercised by the Company on its expiration by a “net exercise” arrangement and with withholding satisfied by shares retained from the stock option, each as provided under the applicable provisions of any applicable equity plan(s), including, without limitation, the Company’s 2009 and 2018 Stock Incentive Plans, as amended (collectively the “Equity Plans”) and as previously approved by the Compensation Committee, as a result of which you shall receive the number of shares of common stock underlying the option reduced by the number of shares equal to the aggregate exercise price of the option divided by the fair market value on the date of exercise and further reduced by the number of shares equal to the aggregate withholding due divided by the fair market value on such date; provided, that where stock is being used to satisfy such tax obligations, the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), unless withholding at a higher rate would not result in adverse accounting treatment (in which case such withholding shall not exceed maximum statutory withholding rates).

e.The Company will reimburse up to $15,000 of legal fees and expenses that you reasonably incur in connection with the negotiation and preparation of this Letter Agreement as soon as reasonably practicable following the date hereof.

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The Company will cease providing the preceding payments and benefits as of the last day of your Consulting Period, or upon the date of any earlier material breach by you of your consulting obligations or any other obligations hereunder or under your Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement, attached to this Letter Agreement as Exhibit A (the “NDA”). For the avoidance of doubt, as part of the cessation of payments and benefits, all of your outstanding equity awards will stop vesting and all of your outstanding stock options will cease to be exercisable upon any such material breach. Notwithstanding the foregoing, no breach will be treated as a material breach under this Letter Agreement, or as a violation resulting in your then vested equity awards ceasing to be exercisable, unless the Company has: (y) provided you written notice stating with reasonable specificity the applicable facts and circumstances underlying such finding of breach or violation; and (z) provided you with an opportunity to cure (to the extent the Company reasonably determines it is curable) any such breach or violation within thirty (30) days after the receipt of the written notice.

6.You acknowledge and agree that (1) effective upon the Transition Date, you will no longer be designated as an employee, nor will you be designated as a contractor or consultant that is subject to the Company’s Amended and Restated Insider Trading Policy (the “ITP”), (2) from and after the Transition Date and pursuant to the provisions of the ITP, you will remain subject to the restrictions set forth in the ITP until any material nonpublic information possessed by you has become public or is no longer material, and (3) you understand and will comply with the restrictions under applicable securities laws regarding (a) transacting in Company securities on the basis of material nonpublic information concerning the Company and (b) disclosing material nonpublic information to others who might transact in Company securities on the basis of that information.

7.The Company agrees to instruct the current members of its Management Board and its Board of Directors to not, directly or indirectly, through counsel or otherwise, make or publish any written or oral disparaging or defamatory statements about you to any outside third party. Notwithstanding the foregoing, nothing in this Letter Agreement prohibits or prevents the Company, its Board of Directors and its employees from providing information to, or testifying or assisting in any investigation, hearing or proceeding before, any federal, state, or local government agency or official, including (without limitation) with respect to the investigatory response to the subpoena from the U.S. Attorney’s Office for the District of Massachusetts, as well as courts of law.

8.You understand and agree that you would not receive the monies and/or benefits specified in Paragraph No. 5 above, except for your execution of this Letter Agreement and the fulfillment of the promises contained in this Letter Agreement and your Reaffirmation. You also agree that, if the Compensation Committee determines that you have engaged in significant misconduct resulting in a violation of a significant Company policy, law, or regulation relating to manufacturing, promotion, marketing or sale of products or product candidates that causes

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material harm to the Company, you shall promptly return to the Company, upon the Compensation Committee’s request, any and all payments made pursuant to Paragraph No. 5(a) through 5(c) and amounts realized as a result of Paragraph No. 5(d) (without impacting the validity or enforceability of the general release contained herein). Further, for the avoidance of doubt, all awards made to you prior to August 2018 are subject only to the Company’s Clawback Policy, effective December 17, 2014, attached hereto as Exhibit B.

9.The Indemnification Agreement between you and the Company dated September 16, 2016 and the letter agreement between the Company and McDermott Will & Emery dated as of May 19, 2021 shall remain in full force and effect. Furthermore, the terms and benefits of the Indemnification Agreement shall apply to all activities undertaken by you in the performance of consulting services for the Company during the Consulting Period and, thereafter, to any cooperation or assistance you provide to the Company at its request.

Release and Restrictive Covenants

10.In consideration of the payments to be made and the benefits to be provided by the Company to you as set forth in Paragraph No. 5 above and the promises contained in this Letter Agreement, you voluntarily and of your own free will hereby release, forever discharge and hold harmless Alnylam Pharmaceuticals, Inc., its subsidiaries, divisions and affiliates, its present or former officers, directors, trustees, employees, agents, insurers, or successors or assigns from any and all claims, demands, rules or regulations, or any other causes of action of whatever nature, whether known or unknown, through the date you execute this Letter Agreement, including, but not limited to, the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Immigration Reform Control Act, as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C.§ 1001, et seq.; the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Americans With Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Equal Pay Act; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour Laws, G.L. c. 151 § 1A et seq.; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Wage Payment Statute, G.L. c. 149, § 148 et seq.; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H, the Massachusetts Equal Rights Act, G.L. c. 93, § 102; the Massachusetts Equal Pay Act, G.L. c. 149, § 105A; the Massachusetts Parental Leave Law, G.L. c. 149, § 105D; the Massachusetts Family and Medical Leave Law, G.L. c. 175M; or any other federal or state law, regulation, or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. In addition, if any claim is not subject to release, to the extent permitted by law, you

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waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other releasee identified in this Letter Agreement is a party.

Notwithstanding the foregoing, you are not waiving any rights you may have to (a) your own vested accrued employee benefits, including under the Company’s retirement benefit plan(s); outstanding equity awards (e.g. stock options and PSUs) granted to you that are vested as of the date hereof or that vest as of the end of your Consulting Period and related agreements entered into with you under the Company’s Equity Plans; and your right to reimbursement for any out-of-pocket business expenses authorized to be incurred and reimbursed pursuant to Company policies, as of your Transition Date, (b) rights pursuant to the Indemnification Agreement (and the related May 19, 2021 letter agreement referenced above), for the term specified therein and any other rights, to the extent applicable, for defense and indemnification for actions taken by you in the course and scope of your employment with the Company and/or its subsidiaries and affiliates; (c) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (d) pursue claims which by law cannot be waived by signing this Letter Agreement; (e) enforce this Letter Agreement; and/or (f) challenge the validity of this Letter Agreement.

11.You agree not to disparage or otherwise publish or communicate defamatory statements about the Company and any director, officer, employee, agent or contractor and/or the products and services of the Company to any outside third party. Except as required by law or otherwise permitted herein, you further agree not to make or publish any written or oral statements concerning any legal or regulatory positions taken by the Company. Violation of this paragraph shall be deemed a material breach of this Letter Agreement. Notwithstanding the foregoing, nothing in this Letter Agreement prohibits or prevents you from providing information to, or testifying or assisting in any investigation, hearing or proceeding before, any federal, state, or local government agency or official, including (without limitation) with respect to the investigatory response to the subpoena from the U.S. Attorney’s Office for the District of Massachusetts, as well as courts of law; provided that such information is not protected by the attorney-client privilege owned by the Company, which privilege can only be waived by the Company. You hereby acknowledge that you lawfully entered into your NDA and that it currently remains in effect, except as expressly provided herein. In further consideration for the monies and benefits provided to you in this Letter Agreement, by signing this Letter Agreement, you are reaffirming the post-employment restrictive covenants and the other terms and conditions of your NDA, as set forth herein. You understand that the Company would not provide you with the monies and benefits under this Letter Agreement but for your acknowledgment and reaffirmation of these obligations under your NDA. You also affirm that, except as otherwise agreed in writing by the Company’s Chief Human Resources Officer (or a duly authorized representative of the Company), you will return to the Company all Company keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software,

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printers, wireless handheld devices, cellular phones, etc.), Company identification, and any other Company-owned property otherwise in your possession or control, on or before October 10, 2021, and have left intact, and will for so long as you have access continue to keep intact, all electronic Company documents in your possession or control, including but not limited to, those that you developed or helped develop during your employment.

12.(a)    You acknowledge that you have been afforded until September 26, 2021, a period of at least twenty-one (21) days, to consider the meaning and effect of this Letter Agreement. You are advised to consult with an attorney, and you acknowledge that you have had the opportunity to do so. You agree that any modifications, material or otherwise, do not restart or affect in any manner the original consideration period for the proposal made to you by the Company.

(b)    In addition, you must reaffirm Paragraphs No. 10 and 11 as of your Transition Date (as defined above, your “Reaffirmation”). If your Reaffirmation does not become effective by your revocation pursuant to Paragraph No. 13, you will not be eligible to receive the monies and benefits set forth in Paragraph No. 5 above.

13.You may revoke your acceptance of Paragraphs No. 4 through 12 of this Letter Agreement for a period of seven (7) calendar days following the day you sign it, and you may revoke your Reaffirmation for a period of seven (7) calendar following the day you sign your Reaffirmation. Any revocation must be submitted, in writing, to Kelley Boucher, Chief Human Resources Officer and state, “I hereby revoke [my acceptance] [my reaffirmation] of Paragraphs No. 4 through 12 of the Letter Agreement, including the general release.” The revocation must be personally delivered by email to kboucher@alnylam.com within such seven (7) calendar day period. Paragraphs No. 4 through 12 of this Letter Agreement, or Reaffirmation thereof (as the case may be), shall not become effective or enforceable until the revocation period has expired with no revocation by you received by the Company. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

Additional Provisions

14.This Letter Agreement, which will be construed under Massachusetts law, may not be modified, altered, or changed except upon express written consent of both parties wherein specific reference is made to this Letter Agreement. You agree that any claims or causes of action which arise out of or relate in any way to this Letter Agreement shall, to the fullest extent permitted by law, be settled by confidential arbitration by a single arbitrator under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of an arbitrator. The parties agree that the parties shall bear their own costs and attorneys fees except when Massachusetts law provides that the prevailing

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party is to be awarded their costs and attorney fees. Notwithstanding the above, the Company shall pay the entire filing fee for any arbitration involving clawback, forfeiture or recoupment of vested options. In the event that any person or entity other than you or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to confidential arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Paragraph No. 14 shall be specifically enforceable. Notwithstanding the foregoing, this Paragraph No. 14 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through a confidential arbitration proceeding pursuant to this Paragraph No. 14.

15.Except as previously disclosed to the Company, you hereby warrant that as of the date you sign this Letter Agreement, you have not commenced, filed, participated in, offered testimony, or assisted any other investigation, hearing, or any proceeding before any federal, state, or local government agency relating to or against the Company. You further warrant that you have disclosed, or will disclose prior to the execution of this Letter Agreement, any and all known violations of law during your tenure at the Company. Nothing in this Letter Agreement prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made to such an anti-discrimination agency, you will not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Letter Agreement, including but not limited to the release of claims and the confidentiality and non-disparagement clauses, or the NDA prohibits you from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Letter Agreement prohibits or prevents you from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

16.You affirm that you have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, severance pay, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, severance pay, and/or benefits are due to you, except as provided in this Letter Agreement. You further affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave

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Act. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers. In addition, you affirm that all decisions regarding your pay and benefits through the date of your signature of this Letter Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

17.You agree to reasonably cooperate in any investigation, defense or prosecution of any claims, investigations, actions or other matters now in existence or which may be brought in the future against or on behalf of the Company, including (without limitation) with respect to the investigatory response to the subpoena from the U.S. Attorney’s Office for the District of Massachusetts and the ongoing shareholder litigation pending in state court in New York. Your cooperation in connection with such claims, investigations or actions shall include, but not be limited to, being reasonably available to meet with the Company’s counsel, with the participation of your legal counsel, to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to you and the Company, provided that prior to such meeting, the Company or its counsel will provide you (and your counsel if you so request) with access to those materials about which the Company and its counsel would intend to seek information from you pursuant to your obligation to provide reasonable cooperation. Nothing herein shall require you to provide anything other than truthful information. The Company shall reimburse you for all reasonable and documented out of pocket expenses incurred in the provision of such assistance. For avoidance of doubt, such expenses do not include attorneys’ fees unless expressly provided in your Indemnification Agreement. You acknowledge that any material violation of this Paragraph No. 17 will result in irreparable harm to the Company and, in addition to other available remedies, it shall be entitled to immediate injunctive relief and an award in an amount equal to the fees paid to you for your Consulting Services as the date of such breach, and the Company shall be excused from making any further payments for your Consulting Services.

18.The parties agree that neither this Letter Agreement, nor the furnishing or acceptance of consideration for this Letter Agreement, shall be deemed or construed at any time for any purpose as an admission by you or the Company of any liability or unlawful conduct of any kind. Should any provision of this Letter Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Letter Agreement in full force and effect. However, if the general release is found to be invalid, you agree to execute a valid release of the claims which are the subject of this Letter Agreement and/or are referred to in the general release paragraph above.

19.After you execute this Agreement, neither you nor your attorneys, or any person acting by, through, under or in concert with you or them, shall disclose any of the terms of or amount paid under this Letter Agreement or the negotiation thereof to any individual or entity

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(other than to state that the Company has filed this Letter Agreement as a public document); provided, however, that the foregoing shall not prevent such disclosures by you to your attorney, financial and tax advisors and/or your immediate family, or as may be required by law. Notwithstanding the confidentiality obligations set forth in this Paragraph No. 19 or elsewhere in this Letter Agreement, you understand that, pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret (as opposed to information protected from disclosure by the attorney-client privilege) that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  You further understand that if a court of law or arbitrator determines that you misappropriated Company trade secrets willfully or maliciously, including by making permitted disclosures without following the requirements of the DTSA as detailed in this Paragraph No. 19, then the Company may be entitled to an award of exemplary damages and attorneys' fees against you.

20.This Letter Agreement, which includes a general release, represents the complete agreement between you and the Company, and fully supersedes any prior agreements or understandings between the parties, other than (a) your NDA, (b) your Indemnification Agreement and the letter agreement between the Company and McDermott Will & Emery referred to herein, (c) any equity incentive plans and any award agreement evidencing an equity award under any equity incentive plan and (d) the provisions of the Company’s Clawback Policy, consistent with the provisions of Paragraph No. 8 above. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Letter Agreement, except those set forth in this Letter Agreement.

21.The Company may withhold from any amounts or benefits payable under this Letter Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation.
22.This Letter Agreement may be signed in counterparts, each of which when so signed shall be deemed an original, and the counterparts together shall constitute one and the same agreement. A copied, scanned or faxed signature shall be treated the same as an original.

23.Although the Company does not guarantee the tax treatment of any payments under this Letter Agreement, the intent of the parties is that the payments and benefits hereunder be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted this Letter Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or damages based upon payments and/or benefits payable hereunder not being exempt from or not complying with

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Code Section 409A, unless such failure is due to breach of this Letter Agreement by the Company. If a payment made under this Letter Agreement that is nonqualified deferred compensation subject to Code Section 409A may be made in more than one taxable year depending on when you sign this Letter Agreement, payment shall be made in the second taxable year. Notwithstanding any other provision of this Letter Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Letter Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of this Agreement to the contrary, if at the time of your separation from service (as defined in Code Section 409A), you are a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). You will be a “Specified Employee” for purposes of this Letter Agreement if, on the date of your separation from service, you are an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i).

Exhibit 10.1

The Company would like to extend its profound gratitude and appreciation to you for your leadership and countless contributions to the success of the Company over many years of service, and would also like to express its sincere hope for success in your next chapter.

Very truly yours,

/s/ John M. Maraganore, Ph.D.

John M. Maraganore, Ph.D.

Chief Executive Officer Alnylam Pharmaceuticals, Inc.

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You have been advised in writing that you have a period of more than twenty-one (21) days to consider the release in this Letter Agreement, and that it must be signed and returned to be effective. You have also been advised to consult with an attorney prior to the execution of this Letter Agreement.
Having elected to execute this Letter Agreement, to fulfill the promises set forth in this Letter Agreement, and to receive thereby the payments and benefits set forth in Paragraph No. 5 above, you freely and knowingly, and after due consideration, enter into this Letter Agreement intending to waive, settle, and release all claims you have or might have against the Company, its subsidiaries, divisions and affiliates, its present or former officers, directors, trustees, employees, agents, insurers, or successors or assigns, as set forth herein.

Date: September 6, 2021
/s/ Laurie B. Keating
Laurie B. Keating